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                                                                    EXHIBIT 4.31

          THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE
         EXERCISE OF THIS WARRANT (COLLECTIVELY, THE "SECURITIES") HAVE
              NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE
                 OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE
               REGISTRATION STATEMENT, OR PURSUANT TO AN AVAILABLE
                  EXEMPTION FROM THE REGISTRATION REQUIREMENTS
                            UNDER THE SECURITIES ACT.

                               WARRANT TO PURCHASE

                    COMMON STOCK, PAR VALUE $.00001 PER SHARE

                                       OF

                          ADVANCED VIRAL RESEARCH CORP.

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         This certifies that, for value received, [NAME OF PURCHASER], or registered assigns ("Warrantholder"), is entitled to purchase from ADVANCED VIRAL RESEARCH CORP. (the "Company"), subject to the provisions of this Warrant, at any time and from time to time until 5:00 p.m. Eastern Standard Time on November 8, 2005, _______ shares of the Company's Common Stock, par value $.00001 per share ("Warrant Shares"). The purchase price payable upon the exercise of this Warrant shall be $0.56 per Warrant Share. The Warrant Price and the number of Warrant Shares which the Warrantholder is entitled to purchase is subject to adjustment upon the occurrence of the contingencies set forth in
Section 3 of this Warrant, and as adjusted from time to time, such purchase price is hereinafter referred to as the "Warrant Price."

         This Warrant is subject to the following terms and conditions:

         I.       EXERCISE OF WARRANT.

                  (a) This Warrant may be exercised in whole or in part but not for a fractional share. Upon delivery of this Warrant at the offices of the Company or at such other address as the Company may designate by notice in writing to the registered holder hereof with the Subscription Form annexed hereto duly executed, accompanied by payment of the Warrant Price for the number of Warrant Shares purchased (in cash, by certified, cashier's or other check acceptable to the Company, or any combination of the foregoing), the registered


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holder of this Warrant shall be entitled to receive a certificate or certificates for the Warrant Shares so purchased. Such certificate or certificates shall be promptly delivered to the Warrantholder. Upon any partial exercise of this Warrant, the Company shall execute and deliver a new Warrant of like tenor for the balance of the Warrant Shares purchasable hereunder.

                  (b) The Warrant Shares deliverable hereunder shall, upon issuance, be fully paid and non-assessable and the Company agrees that at all times during the term of this Warrant it shall cause to be reserved for issuance such number of shares of its Common Stock as shall be required for issuance and delivery upon exercise of this Warrant.

         II.      TRANSFER OR ASSIGNMENT OF WARRANT.

                  (a) Any assignment or transfer of this Warrant shall be made by surrender of this Warrant at the offices of the Company or at such other address as the Company may designate in writing to the registered holder hereof with the Assignment Form annexed hereto duly executed and accompanied by payment of any requisite transfer taxes, and the Company shall, without charge, execute and deliver a new Warrant of like tenor in the name of the assignee for the portion so assigned in case of only a partial assignment, with a new Warrant of like tenor to the assignor for the balance of the Warrant Shares purchasable.

                  (b) Prior to any assignment or transfer of this Warrant, the holder thereof shall, if reasonably requested by the Company, deliver an opinion of counsel to the Company to the effect that the proposed transfer may be effected without registration under the Act.

         III. ADJUSTMENT OF WARRANT PRICE AND WARRANT SHARES -- ANTI-DILUTION PROVISIONS.

                           A. (1) Except as hereinafter provided, in case the
                  Company shall at any time after the date hereof issue any shares of Common Stock (including shares held in the Company's treasury) without consideration, then, and thereafter successively upon each issuance, the Warrant Price in effect immediately prior to each such issuance shall forthwith be reduced to a price determined by multiplying the Warrant Price in effect immediately prior to such issuance by a fraction:

                           (a) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance, and

                           (b) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such issuance.




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                  For the purposes of any computation to be made in accordance with the provisions of this clause (1), the following provisions shall be applicable:

                           (i) Shares of Common Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued and to be outstanding at the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration. Shares of Common Stock issued otherwise than as a dividend, shall be deemed to have been issued and to be outstanding at the close of business on the date of issue.

                           (ii) The number of shares of Common Stock at any time outstanding shall not include any shares then owned or held by or for the account of the Company.

                           (2) In case the Company shall at any time subdivide
                  or combine the outstanding shares of Common Stock, the Warrant Price shall forthwith be proportionately decreased in the case of the subdivision or proportionately increased in the case of combination to the nearest one cent. Any such adjustment shall become effective at the close of business on the date that such subdivision or combination shall become effective.

                  B. In the event that the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a subdivision of the outstanding shares of Common Stock, which may include a stock split, then from and after the time at which the adjusted Warrant Price becomes effective pursuant to the foregoing Subsection A of this Section by reason of such dividend or subdivision, the number of shares issuable upon the exercise of this Warrant shall be increased in proportion to such increase in outstanding shares. In the event that the number of outstanding shares of Common Stock is decreased by a combination of the outstanding shares of Common Stock, then, from and after the time at which the adjusted Warrant Price becomes effective pursuant to such Subsection A of this Section by reason of such combination, the number of shares issuable upon the exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares.


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                  C. In the event of an adjustment of the Warrant Price, the number of shares of Common Stock (or reclassified stock) issuable upon exercise of this Warrant after such adjustment shall be equal to the number determined by dividing:

                           (1) an amount equal to the product of (i) the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such adjustment, and (ii) the Warrant Price immediately prior to such adjustment, by

                           (2) the Warrant Price immediately after such adjustment.

                  D. In the case of any reorganization or reclassification of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) or in the case of any consolidation of the Company with, or merger of the Company with, another corporation, or in the case of any sale, lease or conveyance of all, or substantially all, of the property, assets, business and goodwill of the Company as an entity, the holder of this Warrant shall thereafter have the right upon exercise to purchase the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder of the number of shares of Common Stock which the holder of this Warrant would have received had all Warrant Shares issuable upon exercise of this Warrant been issued immediately prior to such reorganization, reclassification, consolidation, merger or sale, at a price equal to the Warrant Price then in effect pertaining to this Warrant (the kind, amount and price of such stock and other securities to be subject to adjustment as herein provided).

                  E. In case the Company shall, at any time prior to the expiration of this Warrant and prior to the exercise thereof, dissolve, liquidate or wind up its affairs, the Warrantholder shall be entitled, upon the exercise hereof, to receive, in lieu of the Warrant Shares of the Company which it would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to it upon such Warrant Shares of the Company, had it been the holder of record of shares of Common Stock receivable upon the exercise of this Warrant on the record date for the determination of those entitled to receive any such liquidating distribution. After any such dissolution, liquidation or winding up which shall result in any distribution in excess of the Warrant Price provided for by this Warrant, the Warrantholder may at its option exercise the same without making payment of the aggregate Warrant Price and in such case the Company shall upon the distribution to said Warrantholder consider that the aggregate Warrant Price has been paid in full to it and in making settlement to


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         said Warrantholder, shall deduct from the amount payable to such
         Warrantholder an amount equal to the aggregate Warrant Price.

                  F. In case the Company shall, at any time prior to the expiration of this Warrant and prior to the exercise thereof make a distribution of assets (other than cash) or securities of the Company to its stockholders (the "Distribution") the Warrantholder shall be entitled, upon the exercise thereof, to receive, in addition to the Warrant Shares it is entitled to receive, the same kind and amount of assets or securities as would have been distributed to it in the Distribution had it been the holder of record of shares of Common Stock receivable upon exercise of this Warrant on the record date for determination of those entitled to receive the Distribution.

                  G. Irrespective of any adjustments in the number of Warrant Shares and the Warrant Price or the number or kind of shares purchasable upon exercise of this Warrant, this Warrant may continue to express the same price and number and kind of shares as originally issued.

         IV. OFFICER'S CERTIFICATE. Whenever the number of Warrant Shares and the Warrant Price shall be adjusted pursuant to the provisions hereof, the Company shall forthwith file at its principal executive office a statement, signed by the Chairman of the Board, President, or one of the Vice Presidents of the Company and by its Chief Financial Officer or one of its Treasurers or Assistant Treasurers, stating the adjusted number of Warrant Shares and the new Warrant Price calculated to the nearest one hundredth of a cent and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required. A copy of such statement shall be mailed to the Warrantholder.

         V. CHARGES, TAXES AND EXPENSES. The issuance of certificates for Warrant Shares upon any exercise of this Warrant shall be made without charge to the Warrantholder for any tax or other expense in respect to the issuance of such certificates, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued only in the name of the Warrantholder.

         VI. MISCELLANEOUS.

                  (a) The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or assigns of the Company and of the holder or holders hereof and of the shares of Common Stock issued or issuable upon the exercise hereof.

                  (b) No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed to be a stockholder of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the holder of this Warrant, as



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such, any rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action, receive notice of meetings, receive dividends or subscription rights, or otherwise.

                  (c) Receipt of this Warrant by the holder hereof shall constitute acceptance of an agreement to the foregoing terms and conditions.

                  (d) The Warrant and the performance of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York and the parties hereunder consent and agree that the State and Federal Courts which sit in the State of New York and the County of New York shall have exclusive jurisdiction with respect to all controversies and disputes arising hereunder.

                  IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer and its corporate seal to be affixed hereto.

Dated: November ___, 2000

                                         ADVANCED VIRAL RESEARCH CORP.


                                         BY:
                                            ----------------------------------
                                              Shalom Hirschman, M.D.
                                              President



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